Exhibit 10.4

ASBURY AUTOMOTIVE GROUP, INC.

2002 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

PERFORMANCE SHARE UNIT AWARD AGREEMENT UNDER THE ASBURY AUTOMOTIVE GROUP, INC. 2002 EQUITY INCENTIVE PLAN, dated as of the Grant Date, between Asbury Automotive Group, Inc., a Delaware Corporation (the “Company”), and the Grantee.

This Performance Share Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of a number of performance share units (“PSUs” and, together with the terms and conditions of the award, the “Award”) that are subject to the terms and conditions specified herein and that are granted to the Grantee under the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (the “Plan”). Each PSU represents the right to receive one share of the Company’s common stock, $0.01 par value (“Share”), upon the vesting of such PSU.

The Grantee is given access to his or her own personal Smith Barney secure/password protected website at www.benefitaccess.com. The Grant Date, Vesting Information and number of PSUs to be issued to the Grantee pursuant to this Award are specified on this website.

SECTION 1. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning set forth in any employment agreement then in effect between the Grantee, on the one hand, and the Company or any of its Affiliates, on the other hand, or, if not defined in any such agreement, “Cause” shall mean a finding by the Committee of any of the following: (a) the Grantee’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude, (b) the Grantee’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its Affiliates, (c) the Grantee’s material breach of the Grantee’s employment or service contract with the Company or any of its Affiliates, (d) the Grantee’s willful and continued failure to substantially perform the Grantee’s duties with the Company and it’s Affiliates or (e) the Grantee’s material breach of a material written policy of the Company, in each case (with respect to clauses (b), (c), (d) and (e)) which is not corrected within 30 days after written notice from the Company. The determination of the existence of Cause shall be made by the Committee (as defined below) in good faith.

“Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Determination Date” means the date, as determined by the Committee, on which the Committee determines whether and to what extent the Performance Goals with respect to the Award have been achieved; provided that such date shall be no later than March 15, 2011.

“Performance Commencement Date” means January 1, 2010.

“Performance Cycle” means calendar year 2010.

“Recoupment Policy” means that certain Recoupment Policy adopted by the Company on February 17, 2010, and attached as Exhibit B to the Company’s Corporate Governance Guidelines.

SECTION 2. (a) Performance-Based Right to Payment. The number of PSUs that shall be issued pursuant to the Performance Award (as defined in Exhibit A) shall be determined based on the Company’s achievement of Performance Goals. On the Determination Date, the Committee in its sole discretion shall determine whether and to what extent the Performance Goals as set forth on Exhibit A have been attained. Except as otherwise provided in Section 6 of this Award Agreement, the number of PSUs with respect to the Grantee’s Performance Award shall be contingent on the attainment of the Performance Goals. Accordingly, except as otherwise provided in Section 6 of this Award Agreement, the Grantee shall not become entitled to the Performance Award subject to this Award Agreement unless and until the Committee determines that the Performance Goals have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, the Grantee shall be entitled to the Performance Award as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion based on the formulae set forth in Exhibit A). Furthermore, pursuant to Section 4 (except as otherwise provided therein) and except as otherwise provided in Section 6 of this Award Agreement, in order to be entitled to vesting with respect to any Performance Award, the Grantee must be employed by the Company or an Affiliate on each applicable Vesting Date (as defined in Exhibit A), provided that, to the extent payments pursuant to this Award Agreement are attributable to Dividend Equivalents (as defined in Section 3), such payments shall be made in cash.

(b) Payment of Award. Payments in respect of any PSUs that vest in accordance herewith shall be made to the Grantee (or in the event of the Grantee’s death, to his or her estate) in whole Shares. Payments in respect of any Dividend Equivalents shall be made in cash. The Committee shall determine the date on which payments pursuant to this Award Agreement shall be made (the “Payment Date”); provided that the Payment Date shall not be any earlier than the Determination Date. Notwithstanding anything herein to the contrary, the Payment Date shall be made as soon as administratively practicable after each Vesting Date or immediately prior to a Change in Control, as applicable, but in any event within the “short-term deferral” period pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations.

SECTION 3. Dividend Equivalents. Each PSU granted hereunder is hereby granted in tandem with a corresponding dividend equivalent (“Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the PSU to which it corresponds. Grantee shall be entitled to accrue and/or receive payments equal to dividends declared, if any, on the Share underlying the PSU to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the PSU to which it relates, at the time the Share underlying the PSU is paid pursuant to Section 2(b) hereof. Dividend Equivalents shall not entitle the Grantee to any payments relating to dividends declared after the earlier to occur of the payment or forfeiture of the PSU underlying such Dividend Equivalent. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Internal Revenue Code of 1986, as amended.

SECTION 4. Forfeiture of Performance Awards. If the Grantee’s employment with the Company and its Affiliates terminates prior to the Vesting Date, the Grantee’s rights with respect to this Award Agreement shall immediately terminate, and the Grantee shall be entitled to no payments or benefits with respect thereto, unless the Committee, as permitted pursuant to the terms of the Plan, determines in its sole discretion otherwise (in which case any payment to be made to the Grantee pursuant to this Award Agreement shall be made to the Grantee on the Payment Date and, for the avoidance of doubt, within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations).

SECTION 5. Recoupment. Any payment made pursuant to the terms of this Award Agreement shall be subject to the Recoupment Policy, the provision of which are incorporated by reference to this Award Agreement and made a part hereof.

SECTION 6. Change of Control. In the event of a Change of Control after the Determination Date, any unvested PSUs, and corresponding Dividend Equivalents, with respect to the Performance Award shall vest, and the restrictions thereon shall lapse, immediately upon the occurrence of the Change of Control. In the event of a Change of Control after the Grant Date (as defined in Exhibit A) but prior to the Determination Date, the Committee shall determine the extent to which the Performance Goals have been achieved, based on data available from quarterly public filings with respect to the Performance Period (as defined in Exhibit A), and based on such information shall determine the Performance Award. Any unvested PSUs, and corresponding Dividend Equivalents, with respect to such Performance Award shall vest, and the restrictions thereon shall lapse, im immediately upon the occurrence of the Change of Control.

SECTION 7. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and terms of this Award are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Company’s shares, (c) capital or other changes of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. This Award is granted pursuant to Section 6(g) of the Plan and is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

SECTION 8. Certain Rights as a Shareholder. The Grantee shall not have any rights or privileges of a shareholder with respect to the PSUs that may be issued and delivered to the Grantee or the Grantee’s legal representative on the Payment Date pursuant to this Award.

SECTION 9. No Employment or Other Rights. The grant of this Award shall not confer upon the Grantee any right to be retained as a director, officer or employee of or to the Company or any of its Affiliates and shall not interfere in any way with the right of the Company and its Affiliates to terminate the Grantee’s employment or service at any time. The right of the Company and its Affiliates to terminate at will the Grantee’s employment or service at any time for any reason, free from any liability or any claim under the Plan or this Award Agreement, is specifically reserved unless otherwise expressly provided in the Plan or in this Award Agreement.

SECTION 10. Non-Transferability of Performance Awards. The Grantee’s rights and interests under this Award Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee except, in the event of the Grantee’s death, by shall or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 11. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 12. Taxes, Consents, Stop Transfer Orders and Legends. (a) Taxes. The delivery of Shares and the payment of any Dividend Equivalents is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. The Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes. The Committee shall have the discretion to unilaterally modify this Award in a manner (i) that it in good faith believes conforms with the requirements of Section 409A of the Code and (ii) for any distribution event that could be expected to violate Section 409A of the Code, in order to make the distribution only upon a “permissible distribution event” within the meaning of Section 409A of the Code (as determined by the Committee in good faith). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award.

(b) Consents. The Grantee’s rights in respect of Performance Awards are conditioned on the receipt to the full satisfaction of the Committee of (i) any required consents that the Committee may determine to be necessary or advisable (including, without limitation, the Grantee’s consenting to the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan) and (ii) the Grantee’s making or entering into such written representations, warranties and agreements in connection with the acquisition of any Shares pursuant to this Award as the Committee may request in order to comply with applicable securities laws or this Award.

(c) Stop Transfer Orders and Legends. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 13. Committee Discretion. Subject to the terms of the Plan, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 14. Confidentiality. The Grantee hereby agrees to keep confidential, and to not disclose to anyone, the existence and terms of this Award Agreement (including the Performance Goals set forth on Exhibit A), except to the Grantee’s immediate family and the Grantee’s financial and legal advisors, or as may be required by law or ordered by a court with valid jurisdiction over such matter. The Grantee further agrees that any disclosure to the Grantee’s immediate family and the Grantee’s financial and legal advisors shall only be made after such individuals or entities acknowledge and agree to maintain the confidentiality of this Award Agreement and its terms.

SECTION 15. Applicable Law. The validity, construction, interpretation and effect of this Award Agreement shall be governed by and determined in accordance with the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

SECTION 16. Notice.

(a) General. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Asbury Automotive Group, Inc. 2905 Premiere Parkway Suite 300 Duluth, GA 30097 Attention: General Counsel Fax : (678) 542-2701

If to the Grantee:	At the then-current address shown on the payroll of the Company.

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above. Notwithstanding the above, the Company and its Affiliates may provide notice to the Grantee by e-mail or other electronic means to which the Grantee has regular access.

(b) Electronic Delivery of Plan Documents. The documents relating to the Plan and this Award (which may include but do not necessarily include any Plan prospectus, Award Agreement, or other related documents) may be delivered to the Grantee electronically. Such means of delivery may include but do not necessarily include the delivery of a link to the internet site of a third party involved in administering the Plan or to a Company intranet site, the delivery of documents to the Grantee at the e-mail address, if any, provided for the Grantee by the Company, or such other means of delivery determined at the Committee’s discretion.

(c) Consent to Electronic Delivery. The Grantee acknowledges that he/she has read this Section 16 and consents to the electronic delivery of the Plan documents, as described in this Section 16. The Grantee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an internet connection, shall be required to access documents delivered by e-mail. The Grantee acknowledges that he/she may receive from the Company a paper copy of any documents delivered electronically at no cost if he/she provides written notice to the Company in the manner specified above. The Grantee further acknowledges that he/she shall be provided with a paper copy of any documents delivered to him/her electronically if electronic delivery fails. Similarly, the Grantee understands that he/she must provide the Company or any designated third party with a paper copy of any documents delivered by him/her electronically if electronic delivery fails. Also, the Grantee understands that his/her consent may be revoked or changed at any time if he/she provides written notice of such revised or revoked consent to the Company in the manner specified above. Finally, the Grantee understands that he/she is not required to consent to electronic delivery.

SECTION 17. Section 409A. This Award Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations). Notwithstanding any provision of this Award Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee may adopt such amendments this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

SECTION 18. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement, the Plan or any provision thereof.

SECTION 19. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the Grantee’s rights under this Award Agreement shall not to that extent be effective without the Grantee’s consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Performance Awards shall be subject to the provisions of Sections 6(g)(v) (including, without limitation, in connection with adjustments to the number or identity of peer companies), 4, 7(a) and 7(c) (including, without limitation, in connection with adjustments to the number or kinds of shares, security or other property subject to this Award Agreement) of the Plan.